Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

September 22, 2020

Unum Therapeutics Inc.

200 Cambridge Park Drive, Suite 2500

Cambridge, MA 02140

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on September 22, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to (i) 6,235,903 shares (the “Common Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of Unum Therapeutics Inc., a Delaware corporation (the “Company”) and (ii) 163,295,000 shares (the “Series A Conversion Shares”, and together with the Common Shares, the “Shares”) of Common Stock issuable upon conversion of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) to be sold by the selling shareholders listed in the Registration Statement under “Selling Shareholders” (the “Selling Shareholders”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The opinion set forth above is subject to the following qualifications:

(a) that before the Series A Conversion Shares are issued, the Company’s shareholders shall approve the conversion of the Series A Preferred Stock into shares of Common Stock; and

Unum Therapeutics Inc.

September 22, 2020

(b) that before the Series A Conversion Shares are issued, the Company’s shareholders shall approve, and the Company shall effect, a reverse stock split of the Company’s Common Stock.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP